Exhibit 99.1

SeaChange International Appoints Chairman Robert Pons as

Executive Chairman; Board of Directors Initiates Search for New

CEO to Lead Company’s Next Phase of Growth

WALTHAM, MA – January 13, 2021 – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of video delivery platforms, has appointed Chairman Roberts Pons as Executive Chairman, effective January 8, 2021. Pons succeeds Yossi Aloni, who resigned as Chief Executive Officer (CEO), President and as a director of the Company to pursue other interests. Pons joined SeaChange’s board in February 2019 and was appointed Chairman in December 2019. Pons has assumed operating responsibilities and will continue to do so until a new CEO has been appointed.

SeaChange’s board has initiated a search process for a new CEO to lead and execute the company’s long-term plan to drive growth at scale.

“We have a talented and highly capable leadership team that has positioned SeaChange as the leading technology provider enabling operators and content owners to cost-effectively launch and manage their content delivery needs,” said Pons. “This favorable positioning has allowed the Company to secure 39 Framework new wins since introducing the platform in 2019, including the recent win with one of the largest mobile network operators globally, which is the most meaningful in Company history. I look forward to working closely with the leadership team and Board to build on this momentum while ensuring a quick and seamless transition to the new CEO.”

Jeff Tuder, Vice Chairman of the Board, commented: “We are fortunate to have Bob step in as Executive Chairman to ensure continuity and execution of strategy while we search for a permanent CEO to lead SeaChange through its next phase of growth. Bob has more than 30 years of management and board experience, including a proven track record creating shareholder value for other leading technology companies he has been involved with.”

About SeaChange International, Inc.

SeaChange International (NASDAQ: SEAC) powers hundreds of cloud and on-premises platforms with live TV and video on demand (VOD) for more than 50 million subscribers worldwide. SeaChange’s end-to-end solution, the Framework, enables operators and content owners to cost-effectively launch a direct-to-consumer video service. This includes back-office, media asset management, ad management, analytics, and a client application for set-top boxes (STB), Smart-TVs and mobile devices. Framework is available as a product or managed service, and can be deployed on-premises, in the cloud or as a hybrid. For more information, please visit www.seachange.com.

SeaChange Contact:

Matt Glover

Gateway Investor Relations

949-574-3860

SEAC@gatewayir.com